[CLINE, WILLIAMS, WRIGHT, JOHNSON & OLDFATHER LETTERHEAD]

                                  May 25, 1999

Board of Directors
First Omaha Funds, Inc.
One First National Center
Omaha, NE 68102

                RE: AMENDED REGISTRATION STATEMENT ON FORM N-1A

Gentlemen:

Our opinion has been requested with respect to the shares of common stock designated First Omaha U.S. Government Money Market Fund, First Omaha Short/Intermediate Fixed Income Fund, First Omaha Fixed Income Fund, First Omaha Balanced Fund, First Omaha Equity Fund, First Omaha Growth Fund and First Omaha Small Cap Value Fund shares, $.00001 par value per share (the "shares"), of First Omaha Funds, Inc. (the "Fund"), which are being registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, by an Amended Registration Statement on Form N-1A.

We have examined the Fund's Articles of Incorporation and Bylaws, reviewed certain minutes of corporate proceedings, the Amended Registration Statement on Form N-1A and have made such additional factual and legal inquiry as we deemed necessary under the circumstances. Based upon the foregoing, it is our opinion that:

     1.The Fund is a duly and validly organized corporation presently existing in good standing under the laws of the state of Nebraska.

     2.The issuance and sale of the shares have been duly and validly authorized by the necessary corporate action; and said shares will, upon delivery against payment as contemplated in the Amended Registration Statement, be duly authorized, validly issued and outstanding, fully paid, and nonassessable shares of common stock of the Fund.

We consent to the use of this opinion as an exhibit to the Fund's Amended Registration Statement on Form N-1A and further consent to the reference of our firm in the Prospectus and Statement of Additional Information forming a part thereof.

Very truly yours,

/s/ Donald F. Burt

DONALD F. BURT
For the Firm